UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2025

reAlpha Tech Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2025, reAlpha Tech Corp. (the “Company”) entered into an amended and restated executive employment agreement with Michael J. Logozzo, the Company’s Chief Executive Officer (the “A&R Employment Agreement of Mr. Logozzo”), which amends and restates the Company’s employment agreement with Mr. Logozzo dated April 11, 2023, as previously amended on February 1, 2024 and on June 3, 2025 (as so amended, the “Prior Employment Agreement of Mr. Logozzo”). The material terms of the A&R Employment Agreement of Mr. Logozzo are substantially the same as those of the Prior Employment Agreement of Mr. Logozzo, except that Mr. Logozzo’s base salary has increased from $250,000 to $300,000 per year and the non-compete and non-solicit provisions were narrowed in scope.

Pursuant to the A&R Employment Agreement of Mr. Logozzo and consistent with the Prior Employment Agreement of Mr. Logozzo, Mr. Logozzo will continue to receive (i) a discretionary annual cash incentive bonus in an amount up to 66.7% of his then base salary based on the achievement of certain performance targets to be established by the Compensation Committee, which bonus will be payable no later than two and a half months after the calendar year to which the performance targets relate to, and (ii) certain other benefits such as unlimited vacation, health insurance and others. Mr. Logozzo is also eligible to participate in the Company’s 2022 Equity Incentive Plan (as amended from time to time, the “2022 Plan”), and may receive equity awards pursuant to the 2022 Plan, which equity awards may be subject to certain performance criteria and metrics that will be established by the Compensation Committee at such time. Mr. Logozzo or the Company may terminate the A&R Employment Agreement of Mr. Logozzo at any time upon written notice to the other party, and it contains customary confidentiality provisions, intellectual property assignment provisions and non-compete and non-solicit provisions for a period of two years following the termination of his employment. The foregoing description of the A&R Employment Agreement of Mr. Logozzo is qualified in its entirety by reference to the A&R Employment Agreement of Mr. Logozzo, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

On the same date, the Company entered into an amended and restated executive employment agreement with Piyush Phadke, the Company’s Chief Financial Officer (the “A&R Employment Agreement of Mr. Phadke”), which amends and restates the Company’s employment agreement with Mr. Phadke dated January 30, 2025 (the “Prior Employment Agreement of Mr. Phadke”). The material terms of the A&R Employment Agreement of Mr. Phadke are substantially the same as those of the Prior Employment Agreement of Mr. Phadke, except that Mr. Phadke’s base salary has increased from $250,000 to $275,000 per year and the non-compete and non-solicit provisions were narrowed in scope.

Pursuant to the A&R Employment Agreement of Mr. Phadke and consistent with the Prior Employment Agreement of Mr. Phadke, Mr. Phadke will continue to receive (i) an annual cash incentive bonus in an amount up to to 66.7% of his then base salary based on the achievement of certain performance targets to be established by the Compensation Committee, which bonus will be payable no later than two and a half months after the calendar year to which the performance targets relate to, and (ii) certain other benefits such as unlimited vacation, health insurance and others. Mr. Phadke is also eligible to participate in the 2022 Plan, and may receive equity awards pursuant to the 2022 Plan, which equity awards may be subject to certain performance criteria and metrics that will be established by the Compensation Committee at such time. Mr. Phadke or the Company may terminate the A&R Employment Agreement of Mr. Phadke at any time upon written notice to the other party, and it contains customary confidentiality provisions, intellectual property assignment provisions and non-compete and non-solicit provisions for a period of one year following the termination of his employment. The foregoing description of the A&R Employment Agreement of Mr. Phadke is qualified in its entirety by reference to the A&R Phadke Employment Agreement, which is attached as Exhibit 10.2 hereto and incorporated into this Item 5.02 by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Executive Employment Agreement of Michael J. Logozzo, dated September 25, 2025.
10.2	Amended and Restated Executive Employment Agreement of Piyush Phadke, dated September 25, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2025	reAlpha Tech Corp.

	By:	/s/ Michael J. Logozzo
Michael J. Logozzo
Chief Executive Officer

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